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Exhibit 23.4

Report of Independent Auditors

        We consent to the reference to our firm in the: (i) Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 (No. 333-99037) and related Prospectus of Univision Communications Inc.; and (ii) Registration Statement on Form S-8 pertaining to the Hispanic Broadcasting Corporation Long-Term Incentive Plan, both for the registration of shares of its Class A common stock and to the incorporation by reference therein of our reports dated February 17, 2003, with respect to the consolidated financial statements and schedule of Univision Communications Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
October 15, 2003

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  Exhibit 23.4